UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K/A-1

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

DATE OF REPORT (Date of earliest event reported): MAY 10, 2004

INPUT/OUTPUT, INC.

(Exact name of registrant as specified in its charter)

DELAWARE	1-12691
(State or other jurisdiction	(Commission File Number)	22-2286646
of incorporation)		(IRS Employer Identification No.)

12300 PARC CREST DRIVE
STAFFORD, TEXAS		77477
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (281) 933-3339

EXPLANATORY NOTE

      This Amendment on Form 8-K/A-1 of Input/Output, Inc. amends the company’s Current Report on Form 8-K which was filed with the Securities and Exchange Commission (SEC) on May 11, 2004, to revise Items 5 and 7 thereof. The amendments modify and supplement certain information previously disclosed regarding the financing of the company's proposed acquisition of GX Technology Corporation. These amendments principally modify the disclosures in Item 5 and the pro forma financial data which give effect to this acquisition. No amendments were made to any historical financial data relating to either the company or GX Technology Corporation.

      This amendment is being filed in accordance with Rule 12b-15 under the Securities Exchange Act of 1934, as amended. For purposes of this Form 8-K/A-1, each item of the company’s Form 8-K as originally filed on May 11, 2004 that was affected by this amendment, has been amended and restated in its entirety. No attempt has been made in this Form 8-K/A-1 to modify or update other disclosures as presented in the original Form 8-K, except as required to reflect such amendments.

ITEM 5. OTHER EVENTS AND REGULATION FD DISCLOSURE.
UNAUDITED PRO FORMA FINANCIAL STATEMENTS
SIGNATURES
INDEX TO EXHIBITS

ITEM 5. OTHER EVENTS AND REGULATION FD DISCLOSURE.

     On May 10, 2004, Input/Output, Inc. (I/O) announced that it had entered into a stock purchase agreement with GX Technology Corporation (GXT) and its stockholders for I/O to acquire all of the equity interest of GXT for approximately $150.0 million.

     I/O agreed to pay a total of approximately $150.0 million through a combination of cash and stock option value to acquire GXT. The $150.0 million purchase price includes the assumption of $4.5 million in debt and I/O stock options having a value of approximately $15.5 million. The transaction contemplates the completion of a registered underwritten offering of I/O common stock with net proceeds of approximately $134.4 million, which is expected to be completed within the next 45 days. The parties have the right to terminate the stock purchase agreement if certain conditions are not satisfied or if the proposed acquisition is not completed by August 15, 2004.

A. Introduction

     As used herein, references to “Input/Output,” “I/O,” “company,” “we,” “our,” “ours” and “us” refer to Input/Output, Inc. and its consolidated subsidiaries, except where the context otherwise requires or as otherwise indicated.

     Statements in this report concerning our future results and performance and other matters are “forward-looking” statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). These statements involve known and unknown risks, uncertainties, and other factors that may cause our levels of activity, performance, or achievements to be materially different from any future results, levels of activity, performance, or achievements expressed or implied by such forward-looking statements. Such factors include, among others, those listed under “—Risks Related to Our Planned Acquisition of GXT” below. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “intend,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “potential” or “continue” or the negative of such terms or other comparable terminology.

     Examples of other forward-looking statements contained herein include statements regarding:

•	anticipated benefits of our acquisitions, including our acquisition of Concept Systems Holdings Limited and our proposed acquisition of GXT;

•	our ability to integrate the operations, personnel and technologies of businesses we acquire;

•	our expected revenues, gross margins, operating income, net income and cash flows;

•	future growth rates and margins for certain of our products and services;

•	the adequacy of our future liquidity and capital resources;

•	anticipated timing and success of commercialization and capabilities of products and services under development;

•	our plans for facility closures and other future business reorganizations;

•	charges we expect to take for future reorganization activities;

•	savings we expect to achieve from our restructuring activities;

•	future demand for seismic equipment and services;

•	future seismic industry fundamentals;

•	future oil and gas commodity prices;

•	future worldwide economic conditions;

•	our expectations regarding future mix of business and future asset recoveries;

•	our expectations regarding realization of deferred tax assets;

•	our beliefs regarding accounting estimates we make;

•	the result of pending or threatened disputes and other contingencies;

•	our future acquisitions and levels of capital expenditures; and

•	our proposed strategic alliances.

      These forward-looking statements reflect our best judgment about future events and trends based on the information currently available to us. Our results of operations can be affected by inaccurate assumptions we make, or by risks and uncertainties known or unknown to us. Therefore, we cannot guarantee the accuracy of the forward-looking statements. Actual events and results of operations may vary materially from our current expectations and assumptions.

      Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, events, levels of activity, performance or achievements. We do not assume responsibility for the accuracy and completeness of the forward-looking statements. We do not intend to update any of the forward-looking statements after the date of this report to conform them to actual results.

B. GXT Technology Corporation

     Planned Acquisition of GXT

     On May 10, 2004, we entered into a stock purchase agreement with GXT and its stockholders to acquire all of the outstanding capital stock of GXT, a leading provider of seismic data processing and subsurface imaging services to oil and gas companies. GXT is focused on marine environments and specializes in providing customized imaging solutions utilizing GXT’s expertise in computer processing technology. The scope of GXT’s products and services has expanded over time in response to increased demand from its customers for enhanced technologies. Revenues have grown from $18.0 million for the year ended June 30, 2001 to $41.0 million for the year ended June 30, 2003. Income from operations for the same periods increased from $1.0 million to $6.2 million. During 2003, GXT expanded its business to include full-scope seismic services through its Integrated Seismic Solutions (ISS) offering and related services. This expanded offering of products and services resulted in continued revenue and earnings growth. For the nine months ended March 31, 2004, GXT’s revenues grew to $47.2 million, a 58% increase compared to the same period during its prior fiscal year. Income from operations grew 55% to $7.2 million over the same period. We expect to complete the GXT acquisition concurrently with the completion of our proposed offering of common stock under a Registration Statement on Form S-3 we originally filed with the SEC on May 10, 2004.

     Overview of GXT

      GXT is a leading provider of seismic data processing and subsurface imaging services to oil and gas companies. GXT is focused on marine environments and specializes in providing customized imaging solutions utilizing GXT’s expertise in computer processing technology. The improved images derived from GXT’s processing and imaging technology enable oil and gas companies to more easily and economically identify and access hydrocarbon reservoirs. GXT’s geoscientists and computer scientists have developed advanced processing algorithms that incorporate technologies such as illumination analysis, velocity models and pre-stack depth and time migration. GXT leverages the power of parallel computer clusters to process seismic data through these algorithms in order to develop higher-quality, more accurate, clearer images in shorter cycle times than conventional seismic processing.

      Currently, the majority of GXT’s processing and imaging involves data collected with traditional 2-D and 3-D techniques. GXT, however, has several development projects underway to apply its advanced processing technologies to data gathered through multi-component and 4-D time-lapse data collection methods.

      GXT complements its core processing and imaging services with a suite of support services, including:

•	survey design, project management and quality control for seismic data acquisition;

•	data preconditioning for advanced pre-stack depth and time imaging;

•	4-D monitoring of reservoir fluid movement; and

•	outsourced, integrated management of seismic data acquisition and image processing services.

      GXT offers its services to customers on both a project and outsourced basis. Through its Processing and Imaging (P&I) segment, GXT develops images by applying its processing technology to data owned or licensed by its customers. Under these arrangements, its customers separately arrange and pay for survey design, data collection, processing and imaging, and retain exclusive ownership of the data after image development.

      Through its Integrated Seismic Solutions, or ISS, services, GXT manages the entire seismic process, from survey planning and design to data acquisition and management through pre-processing and final subsurface imaging. GXT does not own vessels, field crews or other seismic logistics assets. Rather, it focuses on the more technologically intensive components of the image development process, such as survey planning and design and data processing and interpretation, and outsources the logistics component to geophysical logistics contractors. This flexible approach frees GXT to structure the survey design, data acquisition means and imaging approach to meet its customers’ geophysical objectives as well as its budget and timing constraints. This approach also enables GXT to employ parallel work flows to reduce cycle times and increase image quality. This more limited fixed capital investment provides GXT increased operational flexibility.

      GXT offers its ISS services to customers on both a proprietary and multi-client basis. On both bases, the customers fully pre-fund the data acquisition. With the proprietary service, the customer also pays for the imaging and processing and has exclusive ownership of the data post imaging. With the multi-client service, GXT assumes minimal processing risk but retains ownership of the data and images and receives on-going revenue from subsequent image sales. For the nine months ended March 31, 2004, P&I and ISS accounted for 41% and 57% of GXT’s revenues, respectively.

      The majority of GXT’s P&I and ISS services have been applied in the Gulf of Mexico. GXT’s growth plans entail growing its ISS business, enhancing its field development and optimization capabilities and expanding its service offering internationally and to land environments.

      GXT has numerous large oil companies as customers, including British Petroleum, Marathon Oil, TotalFinaElf, ChevronTexaco, ExxonMobil and Pemex. During the nine months ended March 31, 2004, two customers accounted for 16% and 12%, respectively, of GXT’s revenues. No other customer accounted for more than 10% of GXT’s revenues.

      GXT is headquartered in Houston, Texas with service centers in other major energy markets, including Calgary, Canada, London, England and Aberdeen, Scotland. GXT also has an experienced employee base. Of its more than 180 employees, over half have advanced degrees in geology, geophysics or other related sciences.

      Anticipated Benefits of GXT Acquisition

      We believe that the acquisition of GXT will provide us with several strategic benefits:

      More Balanced Position in the Seismic Value Chain. The GXT acquisition will solidify our transition from primarily manufacturing seismic data collection equipment to providing full-scope seismic technology solutions. In addition, the GXT acquisition will strengthen our expertise and capabilities at each technology link in the seismic value chain, from survey planning and design to data collection management and pre-processing to image development. This broader, more technology-focused and seismic-oriented presence will enable us to deliver additional integrated, full-service imaging solutions to our customers. Additionally, we expect that the more consistent service-based revenue streams from GXT’s business will lessen the historical volatility in our revenues from original equipment manufacturing.

      More Service and Technology Intensive Business Model. We believe that the GXT acquisition will increase our emphasis on human capital, service and technology. We will own advanced technologies across the entire seismic spectrum—from survey planning through final image development, including the critical technologies associated with full-wave or multi-component imaging. These technologies will include our digital, full-wave sensor (VectorSeis) and a multi-component processing capability that GXT will bring to us. While we focus on delivering integrated seismic solutions, we do not intend to participate in the traditional, capital-intensive logistical aspects of field data collection. This approach differs from the conventional seismic contracting model in which significant investment is required for logistics assets, such as boats and crews to collect data in the field.

      Accelerated Development of Imaging Solutions. GXT’s advanced imagining technology, particularly pre-stack depth and time migration solutions, as well as its experience in deep marine environments, complements the advanced velocity imaging technology and experience in land environments that we have developed in our AXIS group. GTX’s pre-stack depth migration solutions involve advanced processing techniques to convert seismic wave time-based information to depth-based information. This conversion to depth-based data is relied upon by geologists to more accurately map subsurface structures. GXT’s pre-stack depth migration techniques are well suited for complex hydrocarbon reservoirs and deeper drilling targets. The accurate time-to-depth conversion that GXT’s techniques feature is important in processing digital, full-wave data from next-generation sensors, including our VectorSeis sensors. We believe that the conjunction of these technologies and experience bases along with the combination of the companies’ technology development teams will enable us to accelerate our seismic technology development and advance our capabilities to provide improved digital full-wave imaging solutions.

      Enhanced Ability to Service the Full Reservoir Life Cycle. The GXT acquisition will improve our ability to provide seismic imaging solutions throughout the life cycle of an oil or natural gas reservoir. The combination of our digital seismic data collection and monitoring technology and AXIS’ processing and imagining capabilities, when combined with GXT’s advanced processing and imaging expertise, will improve our ability to extend the use of our seismic services across the productive life of the reservoir.

      Expanded Collaboration with Oil and Gas Customers. GXT has standing relationships with major, independent and national oil and gas companies. We intend to leverage these relationships and provide full- scope seismic solutions through GXT’s ISS offering. We believe this approach will enable us to increase the use of our seismic data acquisition and monitoring technologies and services by these oil and gas companies and the seismic contractors who work with them. We also intend to use the relationships to better understand our target customers’ geophysical needs and to develop technologies and services that better address those needs.

      Summary of Transaction

      We have agreed to pay approximately $134.5 million in cash to purchase all outstanding shares of capital stock of GXT. The total purchase price also includes cash payments for the cancellation of certain outstanding GXT stock options. Under the stock purchase agreement, GXT stock options not extinguished for cash will become options to purchase I/O common stock. These stock options will be “in-the-money” by an estimated aggregate amount of $15.5 million when assumed upon completion of the GXT acquisition and will be fully vested, but they will not be exercisable until 90 days following the closing of the GXT acquisition.

      In addition, approximately $5.0 million of the purchase price will be held in escrow for one year to facilitate recourse for us in the event of certain breaches or violations of representations and covenants made by GXT or its stockholders under the stock purchase agreement.

      The cash portion of the purchase price will be funded from the net proceeds of I/O’s proposed underwritten offering of its common stock under a registration statement on Form S-3 originally filed with the SEC on May 10, 2004. Completion of that offering is conditioned upon the completion of the GXT acquisition.

      The completion of the GXT acquisition is subject to a number of conditions, including the absence of a material breach by either party of its respective representations or covenants contained in the purchase agreement, the absence of a material adverse effect on either party and the delivery of legal opinions and other documentation on behalf of each party. The parties have the right to terminate the GXT acquisition if it is not completed by August 15, 2004. We may also terminate the transaction if we are unable to satisfy our financing requirements to fund the purchase price for the acquisition.

      In the event the GXT acquisition is terminated because we cannot satisfy our financing requirements to fund the purchase price, or the registration statement covering the offering is not declared effective by August 15, 2004, and GXT has satisfied all of our conditions to closing, we will be required under the terms of the purchase agreement to issue to GXT, as liquidated damages, shares of our common stock valued at $4.5 million based on the average closing price of our common stock for the ten trading days immediately preceding the date of termination, in a transaction exempt from registration under the Securities Act of 1933, as amended. Alternatively, we may satisfy the liquidated damages provision of the purchase agreement by making a cash payment of $4.5 million to GXT. We will not have an obligation to pay these liquidated damages if a material adverse change in the U.S. financial markets occurs which makes it, in our judgment, impracticable or inadvisable to complete the offering in order to fund the purchase price.

Risks Related to Our Planned Acquisition of GXT

We may not realize the anticipated benefits of the GXT acquisition or be successful in integrating the operations, personnel or technology of GXT.

      There can be no assurance that the anticipated benefits of the GXT acquisition will be realized or that our integration of the operations, personnel and technology of GXT will be successful. The integration of GXT will require the experience and expertise of certain managers and key employees of GXT who are expected to be retained by us. There can be no assurance that the GXT managers and key employees retained by us will remain with us for the time period necessary to successfully integrate GXT into our operations.

The GXT acquisition will increase our exposure to the risks experienced by more technology-intensive companies.

      GXT’s business, being more concentrated in processing services and proprietary technologies than our traditional business, will expose us to the risks typically encountered by smaller technology companies that are more dependent on proprietary technology protection and research and development. These risks include:

•	future competition from more established companies entering the market;

•	product obsolescence;

•	dependence upon continued growth of the market for seismic data processing;

•	the rate of change in the markets for GXT’s technology and services;

•	research and development efforts not proving sufficient to keep up with changing market demands;

•	dependence on third-party software for inclusion in GXT’s products and services;

•	misappropriation of GXT’s technology by other companies;

•	alleged or actual infringement of intellectual property rights that could result in substantial additional costs;

•	recruiting, training and retaining technically skilled personnel that could increase GXT’s costs or limit its growth; and

•	the ability to maintain traditional margins for certain of GXT’s seismic data processing services.

      GXT has recently experienced a weakening in prices for its pre-stack depth migration processing services. No assurances can be given as to whether this trend will continue, worsen or improve.

The GXT acquisition may alienate a number of our traditional seismic contractor customers with whom GXT competes and may adversely affect sales to and revenues from those customers.

      GXT’s business in processing seismic data competes with a number of our traditional customers that are seismic contractors. Many of these companies not only offer their customers— generally major, independent and national oil companies— the traditional services of conducting seismic surveys, but also the processing and interpretation of the data acquired from those seismic surveys. In that regard, GXT’s processing services may directly compete with these contractors’ service offerings and may adversely affect our relationships with them, which could result in reduced sales and revenues from these seismic contractor customers.

GXT is named as a defendant in a suit by WesternGeco in connection with GXT’s hiring of certain former WesternGeco employees.

      In December 2002, GXT was named as a defendant in a lawsuit filed by WesternGeco. WesternGeco, a provider of seismic processing technologies, is a competitor of GXT and a significant customer of I/O. In the petition, WesternGeco alleges that GXT engaged in unfair competition, tortious interference and misappropriation of trade secrets and confidential information in connection with its hiring of a small number of former WesternGeco employees. An adverse judgment in the WesternGeco litigation following the GXT acquisition could negatively impact our business, and contentious litigation could injure our existing relationship with WesternGeco.

ITEM 7. FINANCIAL STATEMENTS AND EXHIBITS.

(a)	Financial statements of businesses acquired

•	*	Consolidated financial statements of GX Technology Corporation and its subsidiaries as of March 31, 2004 (unaudited), June 30, 2003 and 2002 (audited), and for the years ended June 30, 2003, 2002 and 2001 (audited) and the nine-month periods ended March 31, 2004 and March 31, 2003 (unaudited), the notes thereto and independent auditors’ report.

(b)	Pro forma financial information

•	Unaudited Pro Forma Statement of Income for the year ended December 31, 2003.

•	Unaudited Pro Forma Statement of Income for the three months ended March 31, 2004.

•	Unaudited Pro Forma Balance Sheet as of March 31, 2004.

•	Notes to Pro Forma Financial Information.

(c)	Exhibits

10.1	Stock Purchase Agreement dated as of May 10, 2004, by and among GX Technology Corporation, Input/Output, Inc. and the Sellers that are parties thereto, filed as Exhibit 2.1 to the Company’s Registration Statement on Form S-3 filed with the Securities and Exchange Commission on May 10, 2004, and incorporated herein by reference.

23.1*	Consent of Deloitte & Touche LLP.

*	Previously filed with the company’s Current Report on Form 8-K, filed with the SEC on May 11, 2004.

UNAUDITED PRO FORMA FINANCIAL STATEMENTS

      The unaudited pro forma statements of income for the year ended December 31, 2003 and the three months ended March 31, 2004 give pro forma effect to: (1) the GXT acquisition and (2) the registered offering of I/O common stock with net proceeds of approximately $134.4 million, as if the transactions had been consummated on January 1, 2003. See the information included under Item 5. “Other Events and Regulation FD Disclosure.”

      The unaudited pro forma balance sheet as of March 31, 2004 gives pro forma effect to (1) the GXT acquisition and (2) such registered offering of common stock, as if those transactions had been consummated on March 31, 2004.

      We expect to complete the GXT acquisition concurrently with the completion of our registered common stock offering. Such offering is conditioned upon the completion of the GXT acquisition.

      The unaudited pro forma financial information is based on the assumptions and adjustments described in the accompanying notes. The unaudited pro forma statement of operations does not purport to represent what our results of operations actually would have been if the events described above had occurred as of the date indicated or what our results will be for any future periods. The unaudited pro forma financial statements are based upon assumptions and adjustments that we believe are reasonable. The unaudited pro forma financial statements and the accompanying notes should be read in conjunction with our historical financial statements contained in our Annual Report on Form 10-K (as amended by Forms 10-K/A-1 and 10-K/A-2), and our Quarterly Report on Form 10-Q for the quarter ended March 31, 2004, and the historical financial statements of GXT, including the notes thereto, included elsewhere in this report.

      For financial accounting purposes, the assets acquired and the liabilities assumed under the GXT acquisition referred to in these unaudited pro forma financial statements have been or will be recorded at their fair values as of the date of the acquisition. The allocation in these unaudited pro forma financial statements is a preliminary allocation based on an internally prepared valuation of the fair value of the acquired assets and liabilities of GXT. When finalized, the allocation may vary from the allocation presented in these unaudited pro forma financial statements.

INPUT/OUTPUT, INC.

UNAUDITED PRO FORMA STATEMENT OF INCOME

Year Ended December 31, 2003

	Input/	GXT	Pro Forma		Pro Forma
	Output	As Adjusted(1)(2)	Adjustments(1)(3)		Input/Output(1)

	(in thousands, except per share data)
Net sales	$150,033	$49,056	$—		$199,089
Cost of sales	122,192	30,946	3,750	(4)	156,888

Gross profit	27,841	18,110	(3,750)		42,201

Operating expenses:
Research and development	18,696	—	—		18,696
Marketing and sales	12,566	4,465	—		17,031
General and administrative	16,753	7,130	—		23,883
Impairment of long lived assets	1,120	—	—		1,120

Total operating expenses	49,135	11,595	—		60,730

Income (loss) from operations	(21,294)	6,515	(3,750)		(18,529)
Interest expense	(4,087)	(821)	410	(5)	(4,498)
Interest income	1,903	—	—		1,903
Fair value adjustment and exchange of warrant obligation	1,757	—	—		1,757
Impairment of investment	(2,059)	—	—		(2,059)
Other income	976	—	—		976

Income (loss) before income taxes	(22,804)	5,694	(3,340)		(20,450)
Income tax expense (benefit)	348	1,968	(1,742	)(6)	574

Net income (loss)	$(23,152)	$3,726	$(1,598)		$(21,024)

Basic loss per share	$(0.45)				$(0.30)
Diluted loss per share	$(0.45)				$(0.30)
Weighted average number of shares outstanding	51,237		20,000	(7)	71,237
Weighted average number of diluted shares outstanding	51,237		20,000	(7)	71,237

INPUT/OUTPUT, INC.

UNAUDITED PRO FORMA STATEMENT OF INCOME

Three Months Ended March 31, 2004

	Input/	GXT	Pro Forma		Pro Forma
	Output	As Adjusted(1)(2)	Adjustments(1)(3)		Input/Output(1)

	(in thousands, except per share data)
Net sales	$36,287	$19,822	$—		$56,109
Cost of sales	24,026	12,547	938	(4)	37,511

Gross profit	12,261	7,275	(938)		18,598

Operating expenses (income):
Research and development	4,075	—	—		4,075
Marketing and sales	3,299	1,337	—		4,636
General and administrative	4,693	2,448	—		7,141
Gain on sale of assets	(850)	—	—		(850)

Total operating expenses	11,217	3,785	—		15,002

Income (loss) from operations	1,044	3,490	(938)		3,596
Interest expense	(1,496)	(252)	126	(5)	(1,622)
Interest income	469	—	—		469
Other income	16	—	—		16

Income (loss) before income taxes	33	3,238	(812)		2,459
Income tax expense (benefit)	591	1,171	(1,107	)(6)	655

Net income (loss)	$(558)	$2,067	$295		$1,804

Basic income (loss) per share	$(0.01)				$0.03
Diluted income (loss) per share	$(0.01)				$0.02
Weighted average number of shares outstanding	52,113		20,000	(7)	72,113
Weighted average number of diluted shares outstanding	52,113		22,565	(8)	74,678

INPUT/OUTPUT, INC.

UNAUDITED PRO FORMA BALANCE SHEET

March 31, 2004

	Input/		Pro Forma		Pro Forma
	Output	GXT	Adjustments(1)(3)		Input/ Output(1)

	(in thousands)
ASSETS
Current assets:
Cash and cash equivalents	$25,000	$2,512	$(862	)(9)	$26,650
Restricted cash	1,080	—	—		1,080
Accounts receivable, net	33,928	9,536	—		43,464
Unbilled revenue	—	6,455	—		6,455
Current portion notes receivable, net	11,987	—	—		11,987
Inventories	57,333	—	—		57,333
Prepaid expenses and other current assets	3,476	1,100	—		4,576

Total current assets	132,804	19,603	(862)		151,545

Notes receivable	5,938	—	—		5,938
Net assets held for sale	2,430	—	—		2,430
Property, plant and equipment, net	28,160	13,319	—		41,479
Seismic data library	—	12,354	—		12,354
Deferred tax asset	1,149	620	(620	)(10)	1,149
Goodwill, net	76,367	—	88,933	(11)	165,300
Other assets, net	13,543	268	45,000	(12)	58,811

Total assets	$260,391	$46,164	$132,451		$439,006

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Notes payable and current maturities of long-term debt	$2,168	$8,715	$(3,775	)(13)	$7,108
Accounts payable	15,908	2,961	—		18,869
Accrued expenses	14,740	7,957	—		22,697
Deferred revenue	1,994	8,897	—		10,891
Dividends payable	—	1,992	—		1,992
Deferred tax liability	—	2,016	(2,016	)(10)	—

Total current liabilities	34,810	32,538	(5,791)		61,557

Long-term debt, net of current maturities	78,033	2,730	(750	)(14)	80,013
Other long-term liabilities	3,815	—	—		3,815
Redeemable preferred stock	—	10,446	(10,446	)(15)	—
Stockholders’ equity:
Stockholders’ equity	143,733	450	149,438	(16)	293,621

Total stockholders’ equity	143,733	450	149,438		293,621

Total liabilities and stockholders’ equity	$260,391	$46,164	$132,451		$439,006

INPUT/OUTPUT, INC.

NOTES TO PRO FORMA FINANCIAL INFORMATION

(1)	The following is a preliminary estimate of the purchase price (in thousands) for the GXT acquisition:

Cash payment paid for GXT shares	$129,975
Exchange of vested employee stock options	15,500
Payoff of GXT debt	4,525
Acquisition costs	750

Total purchase price	$150,750

This preliminary estimate of the purchase price has been allocated as presented below based on an internally prepared preliminary assessment of the fair value of the assets and liabilities of GXT at March 31, 2004.

	Book Value
	of Assets	Preliminary
	Acquired	Purchase
	(Liabilities	Price	Preliminary
	Assumed)	Allocation	Fair Value

	(in thousands)
Cash and cash equivalents	$2,512	$	$2,512
Accounts receivables	9,536		9,536
Unbilled revenues	6,455		6,455
Prepaid and other current assets	1,100		1,100
Property, plant and equipment	13,319		13,319
Seismic data library	12,354		12,354
Deferred tax asset	620	(620)	—
Other assets	268	45,000	45,268
Goodwill	—	88,933	88,933
Notes payable — current	(8,715)	3,775	(4,940)
Accounts payable	(2,961)		(2,961)
Accrued expenses	(7,957)		(7,957)
Deferred revenue	(8,897)		(8,897)
Deferred tax liability	(2,016)	2,016	—
Long-term debt, net of current maturities	(2,730)	750	(1,980)
Dividends payable	(1,992)		(1,992)

	$10,896	$139,854	$150,750

All liabilities assumed were at their estimated fair values, as were the seismic data library and the property, plant and equipment. The fair value of intangibles are estimated to be $45.0 million (see note 12 below). There were no identified intangible assets which were determined to have indefinite lives. This preliminary assessment of fair value resulted in $88.9 million of goodwill which will be subject to periodic impairment testing.

(2)	GXT has a fiscal year end of June 30. Therefore, in order to comply with Article 11 of Regulation S-X of the Securities and Exchange Commission, the GXT Statement of Income for the year ended December 31, 2003 has been adjusted to present results for the twelve months ended December 31, 2003. This adjustment was made by subtracting the results of operations for the six months ended December 31, 2002 from the results of operations for the year ended June 30, 2003 and adding the results of operations for the six months ended December 31, 2003. Additionally, to arrive at the results of operations for the three months ended March 31, 2004, the results of operations for the six months ended December 31, 2003 were subtracted from the results of operations for the nine months ended March 31, 2004. These adjustments were as follows:

		Six Months	Six Months	Year Ended
	Year Ended	Ended	Ended	December 31,
	June 30,	December 31,	December 31,	2003
	2003	2002	2003	As Adjusted

	(in thousands)
Total revenues	$41,019	$19,298	$27,335	$49,056
Cost of revenues	24,571	11,007	17,382	30,946

Gross profit	16,448	8,291	9,953	18,110

Operating expenses:
General and administrative	5,934	2,968	4,164	7,130
Sales and marketing	4,334	1,957	2,088	4,465

Total operating expenses	10,268	4,925	6,252	11,595

Income from operations	6,180	3,366	3,701	6,515
Interest expense	723	315	413	821

Income before income taxes	5,457	3,051	3,288	5,694
Income tax expense	826	46	1,188	1,968

Net income	$4,631	$3,005	$2,100	$3,726

	Nine Months	Six Months	Three Months
	Ended	Ended	Ended
	March 31,	December 31,	March 31,
	2004	2003	2004

	(in thousands)
Total revenues	$47,157	$27,335	$19,822
Cost of revenues	29,929	17,382	12,547

Gross profit	17,228	9,953	7,275

Operating expenses
General and administrative	6,612	4,164	2,448
Sales and marketing	3,425	2,088	1,337

Total operating expenses	10,037	6,252	3,785

Income from operations	7,191	3,701	3,490
Interest expense	665	413	252

Income before income taxes	6,526	3,288	3,238
Income tax expense	2,359	1,188	1,171

Net income	$4,167	$2,100	$2,067

(3)	These columns reflect (a) the issuance of I/O common stock pursuant to the registered offering, (b) the payment of the cash purchase price for the GXT acquisition, (c) the exchange of vested GXT stock options for vested I/O stock options in connection with the GXT acquisition, (d) the preliminary allocation of the purchase price to acquired assets and liabilities assumed, (e) the pro forma income statement effects resulting from the preliminary purchase price accounting adjustments and (f) the payoff of certain outstanding debt of GXT, as set forth in note 9 below.

(4)	Reflects the preliminary pro forma adjustment to record the amortization of the acquired intangible assets (customer relationships, proprietary technology, non-compete agreements and trade names) over their estimated useful lives ranging from two years to 15 years.

(5)	Reflects the pro forma adjustment to record the interest savings from the payoff of the GXT line of credit and shareholder loan (see note 9 below).

(6)	Reflects the pro forma adjustment to utilize I/O net operating losses to offset GXT U.S. tax expense, since I/O maintains a valuation allowance against substantially all of its net deferred taxes. The remaining pro forma income tax expense represents state and foreign taxes.

(7)	Reflects pro forma issuance of I/O common stock in connection with the GXT acquisition.

(8)	Reflects the following pro forma dilutive share adjustments (in thousands) as follows:

Issuance of I/O common stock in connection with the GXT acquisition	20,000
Dilutive stock options issued to GXT	2,026
I/O dilutive stock options	539

22,565

(9)	Reflects the pro forma adjustments to cash and cash equivalents (in thousands) as follows:

Net cash proceeds from the issuance of I/O common stock in the registered offering	$134,388
Cash payment for GXT shares	(129,975)
Payoff of GXT line of credit and shareholder loans	(4,525)
Acquisition costs	(750)

$(862)

(10)	Reflects the pro forma adjustment to deferred taxes as I/O maintains a valuation allowance against substantially all its net deferred taxes.

(11)	Reflects the preliminary pro forma adjustment to record goodwill representing the excess of the purchase price over the fair value of the net assets acquired.

(12)	Reflects the pro forma adjustment to record the estimated fair value the intangible assets acquired (customer relationships, proprietary technology, non-compete agreements and trade names).

(13)	Reflects the pro forma adjustment for the payoff of GXT line of credit.

(14)	Reflects the payoff of GXT shareholder loans.

(15)	Reflects the pro forma adjustment to record the purchase of GXT’s preferred stock by I/O.

(16)	Reflects the pro forma adjustments to stockholders’ equity (in thousands) as follows:

Issuance of I/O common stock to fund a portion of the purchase price	$134,388
Exchange of GXT vested options for I/O vested options	15,500
Elimination of GXT’s historical stockholders’ equity	(450)

$149,438

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: May 28, 2004
INPUT/OUTPUT, INC.
	By:	/s/ J. Michael Kirksey
J. Michael Kirksey
Executive Vice President and Chief Financial Officer (Principal Financial Officer)

INDEX TO EXHIBITS

Exhibit
Number	Description
10.1	Stock Purchase Agreement dated as of May 10, 2004, by and among GX Technology Corporation, Input/Output, Inc. and the Sellers who are parties thereto, filed as Exhibit 2.1 to the Company’s Registration Statement on Form S-3 filed with the Securities and Exchange Commission on May 10, 2004, and incorporated herein by reference.

23.1*	Consent of Deloitte & Touche LLP.

*	Previously filed with the company’s Current Report on Form 8-K, filed with the Securities and Exchange Commission on May 11, 2004.